UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 3, 2009

Affinia Group Intermediate Holdings Inc.

(Exact name of Registrant as specified in its charter)

Delaware	333-128166-10	34-2022081
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1101 Technology Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)

(734) 827-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Affinia Group Intermediate Holdings Inc., the parent company of Affinia Group Inc. (the “Company”) hereby furnishes the following information:

As of July 31, 2009, the Company had approximately $30 million of borrowings outstanding under its revolving credit facility (excluding approximately $18 million of outstanding and undrawn letters of credit) and approximately $10 million of borrowings outstanding under its receivables facility.

For the six months ended June 30, 2009, adjusted EBITDA was $68 million as compared to $70 million for the same period in 2008.

The following table reconciles EBITDA and adjusted EBITDA to net income (loss) attributable to the Company.

	Six months ended June 30,
(Dollars in millions)	2008	2009
	(unaudited)	(unaudited)
Net income (loss) attributable to the Company	$(15)	$13
Interest expense	28	28
Depreciation and amortization	17	18
Income tax (benefit) provision	7	11

EBITDA	37	70
Restructuring charges(1)	29	3
Certain joint ventures(2)	1	(5)
Other adjustments(3)	3	—

Adjusted EBITDA	$70	$68

(1)	Restructuring charges were $3 million and $29 million for the six months ended June 30, 2009 and 2008, respectively. Cash restructuring payments were $6 million and $12 million for the six months ended June 30, 2009 and 2008, respectively. Cash restructuring payments reflect cash expenditures incurred in connection with our comprehensive restructuring plan, which are principally related to severance and facility exit costs. Non-cash restructuring charges reflect non-cash expenditures incurred in connection with the Company’s comprehensive restructuring plan, related to asset write-downs. the Company expects to substantially complete its comprehensive restructuring plan by the end of 2009. The definition of EBITDA in the indenture governing the Company’s existing notes limits its add back to EBITDA for non-recurring restructuring charges to 5% of EBITDA.
(2)	Adjustment to exclude the EBITDA of Haimeng and certain joint ventures.
(3)	Certain costs such as other non-recurring charges, which primarily include non-cash inventory charges related to the comprehensive restructuring plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Affinia Group Intermediate Holdings Inc.

Date: August 4, 2009	By:	/s/ Steven E. Keller
	Name:	Steven E. Keller
	Title:	General Counsel